UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   READINGER, MARK E.
   HARNISCHFEGER INDUSTRIES, INC.
   3600 SOUTH LAKE DRIVE
   ST. FRANCIS, WIS.  53235
   MILWAUKEE
2. Date of Event Requiring Statement (Month/Day/Year)
   8/11/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                               |NONE                  |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|4/9/96-99|10/9/05  |Common Stock           |3,000    |$31.25    |D            |--                         |
Rights to Buy) (1)      |         |         |                       |         |          |             |                           |
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Employee Stock Options (|4/13/97-0|10/13/06 |Common Stock           |10,000   |$37.88    |D            |--                         |
Rights to Buy) (1)      |0        |         |                       |         |          |             |                           |
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Employee Stock Options (|3/15/95-9|3/15/04  |Common Stock           |14,244   |$22.12    |D            |--                         |
Rights to Buy)(2)       |9        |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Options granted under the Harnischfeger Industries, Inc. ("HII") 1996 Stock Incentive Plan. Options under the plan become exercisable in 25% increments at four 12 month intervals commencing 6 months from the date of grant and expire 10 years after the date of grant. (2) Options granted under the Joy Technologies Inc. ("Joy") 1991
Stock Option and Equity Incentive Plan. These options were converted to HII Common Stock under the Agreement and Plan of Merger entered into between HII and Joy dated November 29, 1994. Options under the Joy plan become exercisable in 20% increments at five 12 month intervals commencing 1 year from the date of grant and expire 10 years after the date of
grant.
SIGNATURE OF REPORTING PERSON
                    /s/  Mark E. Readinger
DATE
             8/19/97